EXHIBIT 99.1

For more information contact: Investor Relations Markel Group Inc. IR@markel.com
FOR IMMEDIATE RELEASE

Markel Chairman Steve Markel to Retire and Will Be Succeeded by Tom Gayner

•Simon Wilson and Andrew Crowley Promoted to Co-Presidents
•Establishes Leadership Council Consisting of Lead Independent Director, Chairman, and Co-Presidents

RICHMOND, Va., September 8, 2026 – Markel Group Inc. (NYSE: MKL) today announced that Steve Markel, Chairman of the Board of Directors, informed the Board on Thursday, September 3, 2026 that after more than 50 years of distinguished service to Markel, he will retire as Chairman and will not seek re-election to the Board at Markel’s 2027 Annual Meeting of Shareholders. Effective today, the Board has appointed Chief Executive Officer Tom Gayner to the additional role of Chairman, succeeding Mr. Markel. Michael O’Reilly, Markel Board member and former Vice Chairman and Chief Financial Officer at Chubb, as well as former Chairman of Alterra Capital Holdings Limited, will remain Lead Independent Director.

“On behalf of the Board, we thank Steve for his many contributions and expert counsel throughout his decades of service to Markel and its customers, employees, and shareholders,” said Mr. O’Reilly. “Steve’s leadership, wisdom, expertise, and commitment to Markel are unmatched and we look forward to continuing to benefit from his insights until he completes his board service next year. As we prepare for that transition, we have the utmost confidence that Tom brings the right mix of expertise, proven leadership and commitment and will seamlessly step into this new role and continue to drive substantial long-term value for our shareholders.”

Mr. Markel said, "It has been an honor to work alongside so many talented people across Markel's businesses over the years. Markel has always been guided by a strong set of values — a long-term orientation, an ownership mindset and a commitment to doing things the right way — and I am proud of the culture we have cultivated. I am deeply grateful to our employees, customers, and shareholders for their trust and support, and I have every confidence that Markel is in the hands of tremendous leaders who will ensure it continues to thrive for years to come."

Markel also announced that Simon Wilson and Andrew Crowley, previously Executive Vice Presidents of Markel Group, have been promoted to the roles of Co-Presidents of Markel Group, effective immediately. The promotions reflect their successful efforts to further strengthen and drive focus across Markel’s principal businesses. As Co-Presidents, Mr. Wilson and Mr. Crowley will serve as CEO of Markel Insurance and CEO of Markel Ventures, respectively.

Additionally, the Board announced the establishment of a Leadership Council, consisting of the Lead Independent Director, Chairman and CEO, and Co-Presidents. The Council is designed to facilitate regular coordination among independent Board leadership and senior management, and enhance the Board and management’s review of the Company’s strategy, performance, and capital allocation.

“Markel has a distinctive collection of businesses, strong franchises, and significant opportunities to continue to create value for shareholders, customers, and employees,” said Mr. Gayner. “Our Company has always operated with a long-term orientation toward value generation, combining disciplined capital allocation with an ownership mindset. As we prepare for Steve’s well-earned retirement, we will benefit from even greater connectivity between our Board and executive leaders as we continue to evolve and execute our strategy in alignment with those priorities. I look forward to collaborating with Mike, Simon, and Andrew as well as the full Board as we deliver on the many opportunities ahead for Markel.”

About Markel Group

Markel Group Inc. is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the Markel Insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group's durability and adaptability. It's a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.